CONTACT:
Patrick Pedonti               Van Negris / Philip J. Denning
Accent  Color  Sciences,  Inc.    Kehoe,  White,  Savage   &
Company, Inc.
(860) 610-4045                (212) 888-1616

FOR IMMEDIATE RELEASE

                  Charles E. Buchheit Named
    President and Chief Executive Officer Of Accent Color
                          Sciences;


 Norman L. Milliard Named Vice Chairman and Chief Technology
                           Officer

EAST HARTFORD, CT - April 15, 1998 - Accent Color Sciences, Inc. (Nasdaq: ACLR), a development stage company, today announced that Charles E. Buchheit, 57, will succeed Norman
L. Milliard as President and Chief Executive Officer, effective May 8th, following Mr. Milliard's announced intention to assume the new roles of Vice Chairman and Chief Technology Officer of the Company. The announcement was made by Norman L. Milliard, currently President and Chief Executive Officer. Mr. Buchheit continues as a Director of the Company.

Norman L. Milliard, current President and Chief Executive Officer and incoming Vice Chairman and Chief Technology Officer of Accent Color Sciences, Inc., commented: "I am delighted to turn over the reins of Accent Color Sciences to Charles Buchheit, whose appointment as President and Chief Executive Officer is consistent with the management requirements associated with the next stage of our strategic plan." Mr. Milliard continued: "Chuck brings a broad senior management background in marketing, sales and customer support. His experiences, accomplishments and leadership skills in the forms business and printing technology areas, which are closely related to Accent Color Sciences' marketplace, mesh well with Accent Color's new challenges and opportunities. I look forward with enthusiasm to Chuck's contributions to our Company."

Mr. Buchheit has had an extensive career in commercial and digital high speed printing and information systems spanning over 30 years. He most recently served as a Corporate Officer and Division President at Moore Corporation from 1995 to 1997, where he also served as a member of the Moore Executive Committee. At Moore, Mr. Buchheit created a new division, Integrated Customer Solutions, which had the capability of managing all forms of print at major accounts and grew to exceed $300 million in annual revenue at a growth rate in excess of 20%. Prior to joining Moore, Mr. Buchheit was a Corporate Officer and Vice President at Xerox Corporation from 1989 to 1995, where he was responsible for launching the multi-billion dollar Docutech program worldwide. Prior to 1989, he held several executive positions at IBM Corporation, including Group Marketing Executive, Director of Operations and Director of Product

                        -- m o r e --

Accent Color Sciences, Inc.
April 15, 1998
Page Two


Programs and Practices. At IBM, Mr. Buchheit was responsible for the worldwide marketing of mainframes, system software, storage and printing devices. He has served on the Board of Directors for Infomart and NEPS, a wholly owned subsidiary of Moore Corporation, and is currently a member of the Board of Directors for Intercon Associates, Incorporated.

Charles E. Buchheit, incoming President and Chief Executive Officer of Accent Color Sciences, Inc., stated: "I am honored to be joining Accent Color Sciences at this stage in the Company's development and excited by the opportunities for high-speed spot color printing systems applications. I look forward to working with Norman and Accent Color's other highly talented and energetic professionals in realizing the potential of the Company."

Mr. Milliard has been involved in the high speed printing industry for over 20 years with his primary focus on equipment development. Now that the R&D work has largely been completed and the new enhanced version of Accent Color Sciences' TruecolorT System is actively being marketed by IBM and Groupe SET International, Mr. Milliard will focus his energies on technology development. Mr. Milliard stated: "I will continue to be deeply committed to Accent Color Sciences in my new roles as Vice Chairman and Chief Technology Officer."

Richard  J.  Coburn, Chairman of the Board of  Directors  of
Accent Color Sciences, Inc., stated: "We wish to acknowledge the exceptional contributions of Norman Milliard in establishing Accent Color Sciences' core spot color technology as a mainstream application in the commercial and digital high speed printing and information systems market. We have been fortunate to enjoy Norman's services during the period when the Company's primary focus was on the development of our TruecolorT Systems and related technologies. We look forward to his continued contributions to Accent's product equity as the Company's Chief Technology Officer."

Accent Color Sciences, Inc. designs, manufactures and sells innovative, high-speed spot color printing systems - TruecolorT Systems - for the production printing and production publishing segments of the printing industry. TruecolorT Systems, when integrated with high-speed, digital, black-on-white printers, creates a system that prints or highlights critical information in multiple colors for large-volume applications. Such applications include billing statements, account statements, invoices, legal notices, brochures, financial reports and short-run, on-demand publications.

Press releases and other information are available on Accent
Color Sciences' World Wide Web site at
http://www.accentcolor.com.

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